As filed with the U.S. Securities and Exchange Commission on October 29, 2018

Registration No. 333-175264

Registration No. 333-151410

Registration No. 333-134785

Registration No. 333-80539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175264

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151410

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134785

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-80539

Under

the Securities Act of 1933

REIS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	13-3926898 (I.R.S. Employer Identification No.)

1185 Avenue of the Americas, New York, New York	10036
(Address of principal executive offices)	(zip code)

Amended and Restated Reis, Inc. 2011 Omnibus Incentive Plan

Reis, Inc. 2008 Omnibus Incentive Plan

Wellsford Real Properties, Inc. Rollover Stock Option Plan

Wellsford Real Properties, Inc. 1997 Management Incentive Plan

Wellsford Real Properties, Inc. 1998 Management Incentive Plan

(Full titles of the plans)

Elizabeth M. McCarroll

Corporate Secretary

Reis, Inc.

c/o Moody’s Corporation

7 World Trade Center at

250 Greenwich Street, New York, N.Y. 10007

(Name and address of agent for service)

(212) 553-0300

(Telephone number, including area code, of agent for service)

With a copy to:

Marie Gibson

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of Reis, Inc., a Maryland corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-175264, filed with the Securities and Exchange Commission on June 30, 2011, registering the offer and sale of 1,000,000 shares of common stock, par value $0.02 per share, of the Registrant (“Common Stock”) issuable pursuant to the Amended and Restated Reis, Inc. 2011 Omnibus Incentive Plan;

•

Registration Statement No. 333-151410, filed with the Securities and Exchange Commission on June 4, 2008, registering the offer and sale of (i) 1,000,000 shares of Common Stock issuable pursuant to the Reis, Inc. 2008 Omnibus Incentive Plan and (ii) 250,000 shares of Common Stock underlying to stock options previously awarded as inducement grants;

•

Registration Statement No. 333-134785, filed with the Securities and Exchange Commission on June 6, 2006, registering the offer and sale of (i) 452,855 shares of Common Stock issuable pursuant to the Wellsford Real Properties, Inc. Rollover Stock Option Plan and (ii) 94,890 shares of Common Stock issuable pursuant to the Wellsford Real Properties, Inc. 1997 Management Incentive Plan; and

•

Registration Statement No. 333-80539, filed with the Securities and Exchange Commission on June 11, 1999, as amended by Post-Effective Amendment No. 1 to such Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 7, 2006, registering the offer and sale of (i) 1,326,235 shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the Wellsford Real Properties, Inc. Rollover Stock Option Plan, (ii) 1,750,000 shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the Wellsford Real Properties, Inc. 1997 Management Incentive Plan, and (iii) 2,000,000 shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the Wellsford Real Properties, Inc. 1998 Management Incentive Plan (collectively, the “$0.01 Common Stock”);

in each case, plus such indeterminate number of shares of Common Stock or $0.01 Common Stock, as applicable, as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

On August 29, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Moody’s Corporation, a Delaware corporation (“Moody’s”), and Moody’s Analytics Maryland Corp., a Maryland corporation and wholly-owned subsidiary of Moody’s (“Offeror”), pursuant to which Moody’s would acquire the Registrant. On October 15, 2018, pursuant to the Merger Agreement, after completion of a tender offer by Offeror for the outstanding shares of common stock of the Registrant, par value $0.02 per share (the “Shares”), at a price of $23.00 per Share, net to the holder in cash, without interest and less any applicable withholding taxes (the “Offer Price”), Offeror merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Moody’s (the “Merger”). The Merger became effective on October 15, 2018 following the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”). At the Effective Time, among other things, each Share (other than any Shares held by Moody’s, any of Moody’s subsidiaries (including Offeror) or any subsidiary of the Registrant) was automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of October, 2018.

Reis, Inc.

By:	/s/ Elizabeth M. McCarroll
Elizabeth M. McCarroll
Corporate Secretary